Exhibit 10.1
AMENDED AND RESTATED
LICENSE AGREEMENT
between
NPS Allelix Corp.
and
Memory Pharmaceuticals Corp.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

[*] CONFIDENTIAL TREATMENT IS REQUESTED

i

AMENDED AND RESTATED LICENSE AGREEMENT
     This AMENDED AND RESTATED LICENSE AGREEMENT (the “Agreement”), entered into as of April 20, 2007 (the “Execution Date”), and having an effective date of October 15, 2003 (the “Effective Date”), is between, NPS ALLELIX CORP., an Ontario corporation having it principal place of business at 6850 Goreway Drive, Mississauga, Ontario L4V 1V7 Canada (“NPS”) and MEMORY PHARMACEUTICALS CORP., a Delaware corporation, having its principal place of business at 100 Philips Parkway, Montvale, New Jersey 07645 (“Memory”).
Introduction
1.	Each of NPS and Memory has discovered compounds active as 5-HT6 receptor antagonists and owns related intellectual property rights.
2.	Memory has expertise in the research and development of pharmaceutical products, and desires to develop and commercialize products containing compounds active as 5-HT6 receptor antagonists.
3.	NPS and Memory have previously entered into a License Agreement dated October 15, 2003 relating to 5-HT6 receptor antagonists (the “Original License Agreement”) and NPS and Memory now desire to amend and restate the Original License Agreement in its entirety.
4.	In consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NPS and Memory agree to amend and restate the Original License Agreement as follows:
ARTICLE 1
DEFINITIONS
As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:
     1.1 “Affiliate” means (a) a business entity which owns, directly or indirectly, at least fifty percent (50%) of the voting shares or other means of control of a Party; or (b) a business entity in which at least fifty percent (50%) of the voting shares or other means of control are owned by a Party, either directly or indirectly; or (c) a business entity, the majority ownership of which is directly or indirectly common to the majority ownership of a Party. Notwithstanding the preceeding provisions, once an entity ceases to be an Affiliate, then such entity shall, without any further action, cease to have any rights, including license and sublicense rights, under this Agreement that it has by reason of being an Affiliate.
     1.2 “Agreement Term” means the term of this Agreement, more fully described in Section 16.1.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     1.3 “Bioequivalent Product” means, with respect to a given Product or Memory Product sold in a given country of the Territory by Memory, its Affiliate or sublicensee, a product sold by a Third Party in such country containing [*], as the case may be, as such Product or Memory Product, as the case may be.
     1.4 “Combination Product” means any product containing both (a) an NPS Compound and/or a Memory Compound which causes it to be considered a Product and/or Memory Product, and (b) one or more other pharmaceutically active agents that are not Products or Memory Products.
     1.5 “Cover” (including the variations such as “Covered”, “Coverage” or “Covering”) shall mean that the making, using, offering for sale, selling, importing, or exporting of a given product would infringe a claim of a Patent Right in the absence of a license under such Patent Right. The determination of whether a product is Covered by a particular Patent Right shall be made on a country-by-country basis.
     1.6 “Effective Date” means October 15, 2003.
     1.7 “Field” shall mean prophylaxis and treatment of diseases, in all indications, for either human or veterinary use.
     1.8 “IND” means an Investigational New Drug Application filed with the United States Food and Drug Administration (“FDA”) for human clinical testing of a drug.
     1.9 “Initiation of Phase I” means the date that a human is first dosed by or on behalf of Memory, its Affiliate or sublicensee with a Product or Memory Product, as the case may be, in a Phase I clinical trial or foreign equivalent.
     1.10 “Initiation of Phase II” means the date that a patient is first dosed by or on behalf of Memory, its Affiliate or sublicensee with a Product or Memory Product, as the case may be, in a Phase II clinical trial or foreign equivalent.
     1.11 “Initiation of Phase III” means the date that a patient is first dosed by or on behalf of Memory, its Affiliate or sublicensee with a Product or Memory Product, as the case may be, in a Phase III clinical trial or foreign equivalent.
     1.12 “Launch” means, with respect to a Product or Memory Product, as the case may be, in a country of the Territory, the date of the first commercial sale by Memory, its Affiliate or its sublicensee of the given Product or Memory Product in the given country after Regulatory Approval in such country.
     1.13 “Major Market Countries” means [*].
     1.14 “Memory Compound” means any 5-HT6 receptor antagonist for which Memory as of the Effective Date or during the term of this Agreement has rights, by reason of its own conception of such antagonist, and are Covered by Memory Patent Rights, but are not covered by the NPS Patent Rights. A list of the Memory Compounds is set forth in Schedule A hereto, as shall be updated from time-to-time.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     1.15 “Memory Patent Rights” means all Patent Rights that Memory owns relating to 5-HT6 receptor antagonists as listed in Schedule B as updated from time-to-time, including (a) any patents issuing from any such patent applications listed in Schedule B and (b) any divisional applications, continuation applications, continuation-in-part applications, substitutions, extensions, supplementary protection certificates, reissues, reexaminations, renewals or the like related to the patents and patent applications listed in Schedule B.
     1.16 “Memory Product” means any pharmaceutical product that includes, in whole or as a component, any Memory Compound as an active ingredient thereof.
     1.17 “NPS Compound” means any 5-HT6 receptor antagonist for which NPS as of the Effective Date has rights, whether by reason of its own conception of such antagonist, or under agreement with a Third Party, and are Covered by NPS Patent Rights. NPS Compounds shall include any 5-HT6 receptor antagonist for which Memory during the term of this Agreement has rights by reason of its own conception of such antagonist and which also is Covered by the NPS Patent Rights. A list of the NPS Compounds is set forth in Schedule C hereto, as shall be updated from time-to-time.
     1.18 “NPS Know-How” means data, knowledge and information, including materials, samples, chemical manufacturing data, toxicological data, pharmacological data, preclinical data, assays, platforms, formulations, specifications, quality control testing data, that are necessary or useful for the discovery, manufacture, development or commercialization of Product or Memory Product in the Territory. NPS Know-How does not include the 5-HT6 receptor nor the non-exclusive license NPS obtained from NIH regarding the 5-HT6 receptor.
     1.19 “NPS Patent Rights” means all Patent Rights that NPS owns, or otherwise has the right to grant the licenses herein relating to 5-HT6 receptor antagonists as listed in Schedule D as updated from time-to-time, including (a) any patents issuing from any such patent applications listed in Schedule D and (b) any divisional applications, continuation applications, continuation-in-part applications, substitutions, extensions, supplementary protection certificates, reissues, reexaminations, renewals or the like related to the patents and patent applications listed in Schedule D. NPS Patent Rights do not include NPS’ non-exclusive license from NIH to the 5-HT6 receptor patents.
     1.20 “NDA” means a New Drug Application filed with the FDA, or its foreign equivalent, for a drug.
     1.21 “NDA Approval” means for a given Product or Memory Product, the date that the FDA, or its foreign equivalents, approves the NDA for the marketing of the Product or Memory Product.
     1.22 “Net Sales” shall mean the amount of gross sales of the Product or Memory Product, as the case may be, invoiced by Memory, its Affiliates and its sub-licensees to independent third parties (which are, e.g., distributors, pharmacies, etc.) less deductions of returns (including allowances actually given for spoiled, damaged, out-dated, rejected, returned Product or Memory Product sold, withdrawals and recalls), rebates to the extent consistently applied by Memory to its products (price reductions, rebates to social and welfare systems, charge backs, cash sales incentives (but only to the extent it is a sales related deduction which is
[*] CONFIDENTIAL TREATMENT IS REQUESTED

accounted for within Memory on a product-by-product basis)), government mandated rebates and similar types of rebates (e.g., P.P.R.S, Medicaid, each as consistently applied by Memory to its products), volume (quantity) discounts, each as consistently applied by Memory to its products, taxes (value added or sales taxes, government mandated exceptional taxes and other taxes directly linked to the gross sales amount), it being understood that income and capital gains taxes are not the type of taxes contemplated as a deduction in this definition of Net Sales.
          Notwithstanding the foregoing, amounts received by Memory, its Affiliates and sublicensees for the sale of Product or Memory Product among Memory, its Affiliates or sublicensees for resale shall not be included in the computation of Net Sales.
     1.23 “Party” and “Parties” means NPS or Memory, or both, as applicable.
     1.24 “Patent Right” means all rights under any patent or patent application in any country of the Territory, including any substitution, extension or supplementary protection certificate, reissue, reexamination, renewal, division, continuation or continuations-in-part thereof.
     1.25 “Phase I” means the first phase of human clinical trials of a drug required by the US FDA, or similar regulatory body, to gain evidence of safety and determine optimal dosage for Product(s) or Memory Product(s), as the case may be. For the US FDA, it is described in 21 CFR Part 312, as it may be amended.
     1.26 “Phase II” means the second phase of human clinical trials of a drug required by the US FDA, or similar regulatory body, to gain evidence of efficacy in the target population, determine optimal dosage, and obtain expanded evidence of safety for Product(s) or Memory Product(s), as the case may be. For the US FDA, it is described in 21 CFR Part 312, as it may be amended.
     1.27 “Phase III” or “Pivotal Phase” means the third phase of human clinical trials of a drug required by the US FDA, or similar regulatory body, to gain evidence of efficacy in the target population, and obtain expanded evidence of safety for Product(s) or Memory Product(s), as the case may be. For the US FDA, it is described in 21 CFR Part 312, as it may be amended.
     1.28 “Pre-Clinical Candidate” shall be an NPS Compound that Memory designates within 18 (eighteen) months of receipt of NPS Compounds and NPS Compound intermediates from NPS, which NPS has in stock.
     1.29 “Product” means any and all products for humans or animals that include, in whole or as a component thereof, a NPS Compound.
     1.30 “Regulatory Approval” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture and sale of a Product or Memory Product, as the case may be, in the Field in a regulatory jurisdiction in the Territory by Memory, its Affiliate or sublicensee.
     1.31 “Territory” means all countries and territories in the world.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     1.32 “Third Party” means a person or entity other than (i) NPS or any of its Affiliates, or (ii) Memory or any of its Affiliates.
     1.33 “US” means the United States of America and its possessions and territories, including Puerto Rico.
     1.34 “Valid Claim” means a claim in any (i) unexpired and issued patent under NPS Patent Rights or Memory Patent Rights, as the case may be, that has not been disclaimed, revoked or held invalid by a final unappealable decision of a court of competent jurisdiction or government agency or (ii) pending patent application under NPS Patent Rights or Memory Patent Rights, as the case may be.
ARTICLE 2
LICENSE GRANTS
     2.1 License Grants. Subject to the terms and conditions of this Agreement, NPS grants to Memory the sole and exclusive license, even with respect to NPS other than as provided in Sections 16.5(c) or (d), including the right to grant sublicenses pursuant to Section 2.2, under the NPS Patent Rights and to use the NPS Know-How, to make, have made, use, have used, offer for sale, sell, import, export, register and/or market Products and/or Memory Products in the Territory for use in the Field.
          Nothing in this Agreement grants to Memory any right or license to use NPS Know-How for any purpose other than to make, have made, use, have used, offer for sale, sell, import, export, register and/or market Products and/or Memory Products in the Territory for use in the Field.
     2.2 Sublicense Rights.
               (a) The rights and licenses granted to Memory under Section 2.1 shall include the right to grant sublicenses to its Affiliates and Third Parties under such rights and licenses, in whole or in part, solely to the extent necessary to make, have made, use, have used, offer for sale, sell, import, export, register, and/or market Products and/or Memory Products in the Territory for use in the Field. If Memory grants such a sublicense, Memory shall ensure that all of the applicable terms and conditions of this Agreement shall apply to the Affiliate or Third Party sublicensee to the same extent as they apply to Memory for all purposes. Memory assumes full responsibility for the performance of all obligations and observance of all terms so imposed on such Affiliate or Third Party sublicensee and will itself account to NPS for all payments due under this Agreement by reason of such sublicense.
               (b) Intentionally Omitted.
               (c) Intentionally Omitted.
               (d) Any sublicense may, at the written election of NPS, continue in full force and effect after the termination of any of the underlying licenses granted herein to Memory. Upon the licenses granted herein to Memory becoming fully paid up pursuant to
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     Section 16.1, any and all sublicenses granted by Memory similarly shall become fully paid up as to NPS.
ARTICLE 3
DILIGENCE
     3.1 Diligence. Memory shall use reasonable diligence in proceeding with the development, including: pursuing a clinical candidate; conducting safety and efficacy trials; obtaining required Regulatory Approvals; manufacturing; marketing; and sale of Products and/or Memory Products, at Memory’s option, in the Major Market Countries.
          Reasonable diligence as used in this paragraph shall mean the same standard of effort as used by Memory, or in any case not less than common in the industry taken as a whole, in the research, development, clinical testing, manufacturing, marketing and sale of a product which (i) must receive regulatory approval in Major Market Countries and (ii) has similar potential as the Product or Memory Product, as the case may be, taking into account scientific, business and marketing and return on investment considerations. It is understood that such Product or Memory Product potential may change from time to time based upon changing scientific, business, marketing and return on investment considerations. The Parties also acknowledge that, even within the Major Market Countries, Memory (and its Affiliates) does not always seek to market its own products in every such country or seek to obtain regulatory approval in every such country or for every potential indication. As a result, the exercise by Memory of reasonable diligence is to be determined by judging its efforts taken as a whole in the following regions on a region-by-region basis (the regions being [*]).

          [* ]

          In the event of a dispute between the Parties with respect to whether Memory has complied with its obligation under this Section 3.1, then such dispute shall be resolved in accordance with Article 17. The consequences of any termination under this Section shall be as set forth in Sections 16.3(e), 16.5 and Article 17.
ARTICLE 4
PAYMENTS TO NPS
     4.1 Milestones. Memory shall pay NPS $[*] ([*] dollars) upon [*].
          Notwithstanding the above, for each NPS Compound and Memory Compound, Memory shall pay NPS the following milestones for Products and Memory Products being developed by Memory, which shall be non-refundable and non-creditable, and due and payable as follows:

		Event	Payment (US$)

A.	(i)	[*]	$[*]
[*] CONFIDENTIAL TREATMENT IS REQUESTED

		Event	Payment (US$)

	(ii)	[*]	$[*]

	(iii)	[*]	$[*]

	(iv)	[*]	$[*]

B.	(i)	[*]	$[*]

	(ii)	[*]	$[*]

	(iii)	[*]	$[*]
          Each payment in this Section 4.1 shall be due and payable by Memory within [*] days after occurrence of the applicable event, with the exception of [*] events, in which the payments shall be due and payable by Memory within [*] days after occurrence of the [*] event. Notwithstanding anything to the contrary, Memory will make each of such payments only once, for each NPS Compound and/or Memory Compound for a given indication upon the first occurrence of a respective event, regardless of how many times the event may be achieved. For the avoidance of doubt, if a product constitutes both a Product and a Memory Product, each such payment shall be due only once with respect to such product.
          In the event a milestone payment for a given event for a given NPS Compound or Memory Compound and indication becomes due, and Memory has not made payment for such NPS Compound or Memory Compound in such indication for a milestone listed prior to the milestone payment due, then Memory shall pay the milestone that is due and all prior listed milestones that were not previously paid.
          The costs Memory incurred for the validation of the patents in European countries for European patent application no. [*] or no. [*] pursuant to Section 13.2(b)(v) (which costs totaled, in the aggregate, $[*]) will be directly subtracted from owed milestone payments, starting with the [*] and including subsequent milestones due until validation costs incurred by Memory equals withheld milestones. For the avoidance of doubt, as a result of such subtraction, (a) Memory has not and shall not be required to make payment of the [*], and (b) the milestone payment due with respect to the [*] shall be reduced from $[*] to $[*]. As set forth in Section 13.2(b)(iii), Memory shall not incur or be required to pay any additional costs in connection with the validation of the patents in European countries for European patent application no. [*] or no. [*] and, accordingly, no further subtraction beyond the subtraction described in the immediately preceding sentence shall be applied.
     4.2 Upfront Payment. Upon execution and delivery of the Agreement, Memory shall pay to NPS a one-time nonrefundable payment in the amount of fifty thousand dollars ($50,000.00).
[*] CONFIDENTIAL TREATMENT IS REQUESTED

ARTICLE 5
ROYALTIES
     5.1 Royalties.
               (a) Memory shall pay to NPS a royalty payment of [*]% ([*] percent) for a given Product or Memory Product sold by Memory or its sublicensee having a Regulatory Approval, based upon the Net Sales of such Product or Memory Product, as the case may be, which such Net Sales shall be subject to adjustment as provided in this Article 5. For the avoidance of doubt, if a product constitutes both a Product and a Memory Product, each such payment shall be due only once with respect to such product.
               (b) Intentionally Omitted.
     5.2 Term of Royalty Payments. Memory shall calculate and make royalty payments to NPS under this Article 5 commencing on Launch in any country. The Net Sales of a given country shall be included for purposes of calculating royalties under this Section, in the case of a Product or a Memory Product, for a period of ten (10) years after Launch of such Product or Memory Product in such country, and upon the expiration of this ten (10) year period, the licenses granted hereunder by NPS shall be fully paid-up and irrevocable.
     5.3 Adjustments Related to Third Party Competition. For a given Product or Memory Product in a given calendar quarter, if in a country of the Territory (a) a Third Party is selling Bioequivalent Product, and (b) Memory has an obligation to make payments under this Agreement with respect to Net Sales of the given Product or Memory Product in such country, and (c) a Valid Claim Covers the given Product or Memory Product in such country and (d) in such country, sales of units of Bioequivalent Products in aggregate total at least [*] percent ([*]%) of the aggregate sales of units of (A) Bioequivalent Products and (B) Products or Memory Products, as the case may be, as measured at the end of such calendar quarter, and (e) Memory has, if it is reasonable under the circumstances, brought in the country and continued to diligently prosecute a patent infringement suit against the Third Party selling the Bioequivalent Product or another in privity, then Memory shall have the right to calculate royalties with respect to such calendar quarter by including only [*] percent ([*]%) of the amount Memory would have otherwise included for such country to calculate sales-based payments if no Bioequivalent Product existed in such country.
     5.4 Adjustments Related to Third Party Payments. Memory shall be responsible for payment of the entire consideration owed to any Third Party pursuant to the terms of any existing or future patent licensing agreement entered into by Memory relating to the Product or Memory Product, as the case may be. Memory shall have the right to deduct a maximum of [*] percent ([*]%) of the consideration actually paid by Memory or its Affiliate to a Third Party with respect to a license under a patent which Covers an NPS Compound or Memory Compound, from payments otherwise due and payable by Memory to NPS under this Agreement.
     5.5 Combination Products. In the event Memory, or its sublicensees, or its Affiliates intend to sell a Combination Product, the Parties shall meet approximately one (1) year prior to the anticipated commercial launch of such Combination Product to negotiate in good faith and
[*] CONFIDENTIAL TREATMENT IS REQUESTED

agree to an appropriate adjustment to Net Sales to reflect the relative significance and value of the Product or Memory Product, as the case may be, and the other pharmaceutically active agent(s) contained in the Combination Product. If, after good faith negotiations (not to exceed [*]), the Parties cannot agree to an appropriate adjustment, Net Sales shall equal [*]. However, in no event shall NPS receive less than [*] percent ([*]%) of the royalties it would receive for sale of the Product or Memory Product, as the case may be, if it were not in a Combination Product.
     5.6 Certain Sublicensee Payments. In the event that Memory grants a sublicense to commercialize a Product or Memory Product under the NPS Patent Rights to a Third Party, Memory shall pay to NPS, within [*] days after receipt thereof by NPS from such sublicensee, an amount equal to [*]. Notwithstanding anything contained herein to the contrary, the aggregate amounts paid by Memory to NPS pursuant to this Section 5.6 [*] shall in no event exceed $[*].
ARTICLE 6
PAYMENT, REPORTING, AUDITING
     6.1 Currency and Conversion.
               (a) All payments under this Agreement shall be in U.S. Dollars by wire transfer of immediately available funds in accordance with instruction or instructions from the Party being paid.
               (b) Whenever calculation of Net Sales requires conversion from any foreign currency, Memory shall convert the amount of its monthly Net Sales in foreign currencies for the countries concerned, using for internal foreign currency translation the monthly average rate of exchange published in the Wall Street Journal (or some other source agreed upon by the Parties for any particular country).
               (c) For sublicensees in a country, when calculating the Net Sales, the sublicensee shall report to Memory the amount of such sales within thirty (30) days from the end of the reporting period, after having converted each applicable monthly sales in foreign currency into US Dollars using the average rate of exchange published in the Wall Street Journal (or some other source agreed upon by the Parties for any particular country) for each respective month of the reporting period.
     6.2 Payments. After the Launch of the Product or Memory Product in any country of the Territory, Memory shall calculate royalty payments set forth in Article 5 [*] as of [*]. Memory shall pay such payments [*] within [*] days after the end of each reporting period in which Net Sales occur during the Agreement Term.
          [*] days after the end of each reporting period, Memory shall deliver to NPS the following information split among [*] and rest of world:
               (a) Net Sales for each Product and Memory Product; and
               (b) the royalty payments due to NPS for the reporting period.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

          If NPS reasonably requests additional information relating to gross sales of the Products and Memory Products in the Major Market Countries, deductions therefrom to calculate Net Sales and/or adjustments thereto, Memory agrees to provide such information to NPS within a reasonable time, provided, that NPS shall have the rights to exercise such requests not more than [*].
          In the event Memory does not pay NPS any amounts due under this Agreement, including pursuant to Articles 4 and 5, within the applicable time period set forth herein, without limiting NPS’s rights under Article 16, such payment shall bear interest, to the extent permitted by applicable law, at the rate of interest [*] from time to time, for the applicable period calculated on the number of days such a payment is overdue.
     6.3 Taxes.
               (a) NPS shall pay all applicable taxes levied on NPS under this Agreement.
               (b) If provision is made in law or regulation of any country for withholding of taxes of any type, levies on NPS or other charges against NPS with respect to any amounts payable under this Agreement to NPS, Memory shall promptly pay such tax, levy or charge for and on behalf of NPS to the proper governmental authority, and shall promptly furnish NPS with receipt of such payment. Memory shall have the right to deduct any such tax, levy or charge actually paid from payment due NPS or be promptly reimbursed by NPS if no further payments are due NPS. Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.
     6.4 Blocked Countries. If by reason of law Memory is unable to convert to U.S. Dollars a portion of the amount due by Memory under this Agreement, then Memory shall notify NPS in writing and, upon written request from NPS, Memory shall pay to NPS such portion, in the currency of any other country designated by NPS and legally available to Memory.
     6.5 Accounting.
               (a) Memory shall maintain and cause its Affiliates and sublicensees to maintain books of account containing all particulars that may be necessary for the purpose of calculating all payments under this Agreement. Such books of account shall be kept at their principal place of business. NPS shall have the right to engage an independent, certified public accountant to perform, on behalf of NPS, an audit of such books and records of Memory and its Affiliates and sublicensees as is necessary to confirm any amounts payable to NPS under this Agreement for the period or periods requested by NPS and the correctness of any report or payments made under this Agreement.
               (b) Such audits shall be conducted during normal business hours upon reasonable prior written notice from NPS (minimum of thirty (30) days) in such a manner as to not unnecessarily interfere with Memory’s normal business activities, and shall include results of no more than three (3) preceding calendar years prior to audit notification.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

               (c) Such audit shall not occur more frequently than [*] nor more frequently than [*] with respect to records covering any specific period of time.
               (d) The use of all information, data, documents and abstracts referred above shall be for the sole purpose of verifying statements or compliance with this Agreement, shall be treated as Memory Confidential Information subject to Article 15 of this Agreement and, except in the event of a dispute between the Parties regarding amounts payable hereunder or the results of any audit, need not be retained more than [*] years from the end of the calendar year to which each shall pertain. Audit results shall be shared by Memory and NPS.
               (e) If any audit hereunder reveals an underpayment, Memory shall promptly make up such underpayment. In the event that any audit performed reveals an underpayment for a [*] payment in excess of [*] percent ([*] %) of the amount actually paid, such underpayment shall bear interest, to the extent permitted by applicable law, at the rate of interest [*] from time to time plus [*] percent ([*] %), for the applicable period calculated on the number of days such a payment is overdue. If any audit hereunder reveals an overpayment, NPS shall promptly reimburse such overpayment. [*].
               (f) The failure of NPS to request verification of any payment calculation during which corresponding records are required to be retained under this Section 6.5 shall be considered acceptance of such reporting by NPS.
ARTICLE 7
PRE-CLINICAL DEVELOPMENT
     7.1 Memory, at its sole cost, shall pursue further pre-clinical development of any Pre-clinical Candidate and other preclinical candidates selected by it.
     7.2 [*].
ARTICLE 8
CLINICAL DEVELOPMENT
Memory, at its sole cost and option, shall (1) pursue clinical development of Product(s) and/or Memory Product(s), and (2) obtain all Regulatory Approvals which are required for such Product(s) and/or Memory Product(s) to be manufactured, developed, marketed and sold in the Territory. During the Agreement Term, Memory shall provide NPS with an [*] summary report on or before [*] describing the development of the NPS Compounds and/or Memory Compounds by Memory, its Affiliates, and sublicensees.
In particular, Memory shall in such [*] reports, provide NPS with a written report describing the then current status and plan, if applicable, for the development of an NPS Compound/Product and/or Memory Compound/Memory Product. Said report may be in summary form but shall be comprehensive and shall include at least (a) the name and location of each Affiliate or sub-licensee which is then conducting, or during the preceding period has conducted any licensed activity or which is involved in any research or development utilizing NPS Compound/Product
[*] CONFIDENTIAL TREATMENT IS REQUESTED

and/or Memory Compound/Memory Product, (b) a reasonable summary of the status of each such research or development activity and of the plan for the same for the following calendar year without the requirement to report any experimental results and details thereof, and (c) any information concerning the timing of initiation of all clinical and important pre-clinical studies.
ARTICLE 9
REGULATORY AFFAIRS
Memory, at its sole cost, shall pursue all regulatory affairs in the Territory related to Product and/or Memory Product, at Memory’s option, including the preparation and filing of applications for Regulatory Approval, as well as any or all governmental approvals required to manufacture, or have manufactured, market and sell such Products and/or Memory Products. Memory shall be responsible for pursuing, compiling and submitting all regulatory filing documentation, and for interacting with regulatory agencies, for all such Products and/or Memory Products in all countries in the Territory. Memory, its sublicensees, or its Affiliates shall own and file all regulatory filings and obtain all Regulatory Approvals for all Products and/or Memory Products in all countries of the Territory.
Memory, at its sole cost, shall report to appropriate authorities in accordance with local requirements all adverse events related to use of Products and/or Memory Products worldwide. Adverse events related to the use of Product and/or Memory Product worldwide shall be in a single database for each Product and/or Memory Product, centralized, held and owned by Memory.
ARTICLE 10
MANUFACTURE AND SUPPLY
     10.1 Clinical Supplies of Product and/or Memory Product. Memory shall supply at its own cost all clinical supply of NPS Compounds, Memory Compounds, Product(s) and/or Memory Product(s) and placebo to be used in the Territory during the Agreement Term, either by itself, or through a Third Party.
     10.2 Commercial Supply. Memory shall be solely and exclusively responsible at its own expense for the manufacture and supply of Product and/or Memory Product for sale in the Territory, either by itself or through Third Parties.
ARTICLE 11
COMMERCIALIZATION
     11.1 Responsibilities of Memory. Except as expressly set forth in Sections 16.5(c) and 16.5(d) Memory, at its own expense, shall have sole responsibility and decision making authority for the marketing, promotion, sale and distribution, if any, of Product and/or Memory Product in the Territory. During the Agreement Term, Memory shall provide NPS [*] with [*] summary report describing the commercialization of Products and/or Memory Products in the Territory by Memory, its Affiliates and sublicensees including the name and location of each Affiliate or sub-
[*] CONFIDENTIAL TREATMENT IS REQUESTED

licensee which is involved in the commercialization of Product and/or Memory Product and a reasonable summary of the pricing, sales and marketing activity in the Territory for the previous calendar year and the following calendar year.
ARTICLE 12
TRADEMARKS
Memory shall own worldwide all trademarks on and in connection with Products and Memory Products, and shall, at its cost, be responsible for procurement, maintenance and enforcement of all worldwide trademarks registration on and in connection with Products and Memory Products.
ARTICLE 13
OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS
     13.1 Ownership of Intellectual Property.
          Memory shall require all of its employees to assign all inventions related to Products and/or Memory Products made by them to Memory, and Memory shall own such inventions. Within sixty (60) days after the Execution Date, NPS shall file in the respective patent offices for recordation the appropriate name changes for all U.S. patents, foreign patents, U.S. patent applications and allowed foreign patent applications under the NPS Patent Rights to NPS.
     13.2 NPS Patent Rights Prosecution and Maintenance.
               (a) NPS Patent Rights. Promptly after the [*], but in any event within [*], NPS shall deliver to Memory all records, correspondence, and other information not in Memory’s possession that is required to prepare, file, prosecute (including interference and opposition proceedings) and maintain (including interferences, re-examination, and opposition proceedings) (collectively “Handle”) the NPS Patent Rights. During the foregoing [*] day period, the Parties jointly shall develop and implement a transfer plan, including identifying all such records, correspondence and information, transferring the patent files from NPS’ patent counsel to Memory’s patent counsel (as selected by Memory in its sole discretion) and segregating and storing under NPS’ control, with access rights by Memory, all applicable laboratory notebooks and other records, correspondence and information relevant to the ability of Memory to Handle the NPS Patent Rights. Memory shall have the right, but not the obligation, to Handle the NPS Patent Rights. Memory shall use reasonable efforts to consult with NPS as to how Memory will Handle the NPS Patent Rights in sufficient time before any action is due to allow NPS to provide comments thereon, which comments Memory must reasonably consider if provided to Memory at least [*] days before such action is due.
                    Should Memory decide that it does not desire to Handle a patent or patent application under NPS Patent Rights in a given country, it shall provide written notice to NPS thereof no less than [*] days prior to the date when the patent or patent application under NPS Patent Rights would become abandoned in such country. After receiving such notice, NPS
[*] CONFIDENTIAL TREATMENT IS REQUESTED

may, but is not obligated, to Handle the patent or patent application under NPS Patent Rights in such country.
               (b) Patent Costs.
                    (i) As of the Effective Date, [*]. For the avoidance of doubt, Memory and NPS acknowledge and agree that Memory has previously reimbursed NPS for costs incurred by NPS for Handling the patents and patent applications under the NPS Patent Rights from the period of eighteen (18) months after the Effective Date. Within forty-five (45) days after the end of the [*] day period referred to in the first sentence of Section 13.2(a), NPS shall cause to be prepared and submitted to Memory a final bill that sets forth all reasonable patent costs and expenses payable by Memory pursuant to this Section 13.2(b). Except as set forth in such final bill (or as otherwise may be mutually agreed upon by the Parties in writing), Memory shall have no further obligation or liability to NPS with respect to such patent costs and expenses.
                    (ii) For a given patent or patent application under NPS Patent Rights in a given country for which [*]. At [*] request, [*] shall advise to the specific reasons for such decision. [*] may, in its sole discretion, continue to Handle such patent or patent application under NPS Patent Rights in such country, [*]. If, however, a Valid Claim of such patent under NPS Patent Rights Covers a Product in such country in which Memory Launches the Product, [*] to Handle such patent or patent application under NPS Patent Rights with respect to such country.
                    (iii) The Parties acknowledge that pursuant to the terms of the Original Agreement (a) Memory was required to pay the costs of validation of the patents in European countries for European patent application no. [*] and no. [*] up to the first $[*] ([*] dollars) for both applications combined, (b) for costs exceeding the first $[*] ([*] dollars) to a maximum of the first $[*] ([*] dollars) for both applications combined, Memory and NPS agreed to [*], (c) Memory agreed to pay the costs exceeding the first $[*] ([*] dollars) for both applications combined, and (d) Memory, at its sole discretion, selected the countries for validation, which included at the minimum for both European patent applications, [*]. For the avoidance of doubt, Memory and NPS each acknowledge and agree that Memory has previously paid all costs required to be paid by it pursuant to Section 13.2(b)(v) of the Original Agreement (which costs totaled, in the aggregate, $[*]) and that Memory shall not incur or be required to make any further payment in connection with such matters, except for annuity costs.
                    (iv) Intentionally Omitted.
                    (v) Intentionally Omitted.
     13.3 Cooperation. The Parties agree to cooperate in the preparation, prosecution and maintenance of all patent applications filed under Section 13.2, including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning the invention disclosed in such patent application, obtaining execution of such other documents which shall be needed in the filing and prosecution of such patent applications, discussing in good faith foreign filing strategy, and, as requested, updating each other regarding the status of such patent applications.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     13.4 Infringement. Each Party shall promptly provide written notice to the other Party during the Agreement Term of any known infringement or suspected infringement of any patent or patent application under NPS Patent Rights by a Third Party (hereinafter “Infringement”). Each Party shall promptly provide written notice to the other Party during the Agreement Term of any known infringement or suspected infringements of any patent or patent application under NPS Patent Rights by a Third Party making, using, offering for sale, selling, or importing a 5-HT6 receptor antagonist or a product containing a 5-HT6 receptor antagonist (hereinafter “5-HT6 Infringement”).
          Memory shall have the first right to bring and control any action or proceeding with respect to such 5-HT6 Infringement [*] and by counsel of its own choice, and NPS shall have the right, [*], to be represented in any such action by counsel of its own choice. If Memory fails to bring any such action or proceeding with respect to 5-HT6 Infringement within (a) [*] days following the notice of alleged infringement or (b) [*] days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, NPS shall have the right, but not the obligation, to bring and control any such action [*] and by counsel of its own choice, and Memory shall have the right, [*], to be represented in any such action by counsel of its own choice.
          A Party that elects to bring and control an infringement action pursuant to this Section 13.4 shall provide prompt written notice to the other Party of any such suit commenced or action taken by such Party.
          Upon written request, the Party bringing suit or taking action (“Initiating Party”) shall keep the other Party informed of the status of any such suit or action and shall provide the other Party with copies of all substantive documents and communications filed in such suit or action. The Initiating Party shall have the sole and exclusive right to select counsel for any such suit or action.
          The Initiating Party shall, except as provided below, [*]
          If the Initiating Party believes it reasonably necessary, upon written request to the other Party, the other Party shall join as a party to the suit or action but shall be under no obligation to participate except to the minimal extent that such participation is required as the result of its being a named party to the suit or action and provided the Initiating Party provides [*]. At the Initiating Party’s written request, the other Party shall offer reasonable assistance to the Initiating Party at no charge to the Initiating Party except for [*]. The other Party shall have the right to participate and have its own representation in any such suit or action at its own expense.
          The Initiating Party shall have the right to control settlement; provided, however, that no settlement shall be entered into without the written consent of the other Party, not to be unreasonably withheld.
     13.5 Patent Infringement Suit by Third Party. In the event Memory is named or joined as a party in a suit or action for patent infringement because of its exercise of a license granted under the Agreement, Memory shall defend the suit [*].
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     13.6 Hatch-Waxman. Notwithstanding anything to the contrary, should a Party receive a certification for a Product pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, or its equivalent in a country other than the United States of America, then such Party shall immediately provide the other Party with a copy of such certification. Memory shall have twenty-five (25) days from the date on which it receives or provides a copy of such certification to provide written notice to NPS (“H-W Suit Notice”) whether Memory will bring suit, [*], within a forty-five (45) day period from the date of such certification. Should such twenty-five (25) day period expire without Memory bringing suit or providing such H-W Suit Notice, then NPS shall be free to immediately bring suit in its name. If Memory brings suit, at Memory’s written request, NPS agrees to be named as a party to such suit. At the initiating Party’s written request, [*]. The other Party shall have the right to participate and have its own representation in any such suit or action [*].
     13.7 Memory Patent Rights. For the avoidance of doubt, during and after the termination of this Agreement, Memory shall own the Memory Compounds, Memory Products, Memory Patent Rights and all inventions related to the Memory Compounds, Memory Products and/or Covered by the Memory Patent Rights and, except as specifically provided in this Agreement, does not grant any license, interest or other right with respect thereof to NPS. Memory shall have the right, but not the obligation, at its expense, to Handle the Memory Patent Rights and/or to bring and control an action or proceeding with respect to any Memory Patent Rights, at its own expense, without obligation or notice to NPS.
ARTICLE 14
REPRESENTATIONS AND WARRANTIES
     14.1 Representations and Warranties of Both Parties.
               (a) Each Party warrants and represents to the other Party that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.
     14.2 Representations and Warranties of NPS.
               (a) Corporate Action. NPS represents and warrants to Memory that all corporate action on the part of NPS, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of NPS hereunder has been taken and this Agreement constitutes the legal and binding obligation of NPS, enforceable against NPS in accordance with its terms.
               (b) No Conflict. NPS represents and warrants to Memory that the execution of this Agreement and the performance of the transactions contemplated by this Agreement by NPS will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which NPS is a party or by which it or any of its property is bound.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

               (c) Right to Grant Licenses. NPS represents and warrants to Memory that it has the right to grant Memory the licenses and sublicenses that NPS hereby grants to Memory under this Agreement. NPS represents and warrants to Memory that to the best of its knowledge all Patent Rights owned or controlled by NPS that are directed to 5-HT6 selective receptor antagonists are included in Schedule D.
               (d) No Material Misstatements. NPS warrants and represents to Memory that to the best of its knowledge (i) it has not intentionally failed to disclose any information which would be material to Memory entering into this Agreement; and (ii) it has provided correct and complete copies of all documents furnished to Memory.
               (e) NPS Development of 5-HT6 Receptor Antagonists. NPS warrants and represents that it does not have an active program to develop 5-HT6 receptor antagonists nor does it, as of the Effective Date and as of the Execution Date, have any plans to pursue such a program.
     14.3 Representations and Warranties of Memory. Memory represents and warrants to NPS that all corporate action on the part of Memory, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of Memory hereunder has been taken and this Agreement constitutes the legal and binding obligation of Memory, enforceable against Memory in accordance with its terms. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by Memory will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which Memory is a party or by which it or any of its property is bound.
     14.4 Disclaimer. THE FOREGOING REPRESENTATIONS AND WARRANTIES ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY SET FORTH HEREIN. NPS AND MEMORY DISCLAIM ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THEIR RESEARCH, DEVELOPMENT AND COMMERCIALIZATION EFFORTS HEREUNDER, INCLUDING, WITHOUT LIMITATION, WHETHER THE PRODUCTS OR MEMORY PRODUCTS CAN BE SUCCESSFULLY DEVELOPED OR MARKETED, THE ACCURACY, PERFORMANCE, UTILITY, RELIABILITY, TECHNOLOGICAL OR COMMERCIAL VALUE, COMPREHENSIVENESS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WHATSOEVER OF THE PRODUCTS OR MEMORY PRODUCTS. IN NO EVENT SHALL EITHER NPS OR MEMORY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.
ARTICLE 15
CONFIDENTIAL INFORMATION
     15.1 Treatment of Confidential Information. In carrying out rights and obligations under this Agreement, the Parties will be sharing proprietary information (“Confidential
[*] CONFIDENTIAL TREATMENT IS REQUESTED

Information”) with each other. Except as permitted by this Agreement, each Party shall and shall cause its Affiliates to treat Confidential Information received from the other Party as it treats its own proprietary information. In particular, it shall not disclose, divulge or otherwise communicate such Confidential Information to Third Parties, or use it for any purpose except pursuant to and in order to carry out its obligations under this Agreement during the Agreement Term and for a period of [*] years thereafter; provided that, each Party (i) may disclose the Confidential Information to such of its directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents (hereinafter “Other Parties”) to the extent reasonably necessary to carry out its obligations under this Agreement, provided such Other Parties are bound to confidentiality terms equivalent to those herein and (ii) hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure or use of Confidential Information.
     15.2 Release from Restrictions. The provisions of Section 15.1 shall not apply to any Confidential Information which:
               (a) was known or used by the party receiving the Confidential Information (“Receiving Party”) or its Affiliates prior to its date of disclosure to the Receiving Party or its Affiliates by the party disclosing the Confidential Information (“Disclosing Party”) or its Affiliates, as evidenced by the prior written records of the Receiving Party or its Affiliates, provided such Receiving Party did not know of such Confidential Information through confidential provisions with NPS or Affiliates; or
               (b) either before or after the date of the disclosure to the Receiving Party or its Affiliates, is lawfully disclosed to the Receiving Party or its Affiliates by a Third Party rightfully in possession of the Confidential Information; or
               (c) either before or after the date of the disclosure to the Receiving Party or its Affiliates, becomes published or generally known to the public through no fault or omission on the part of the Receiving Party or its Affiliates, but such inapplicability applies only after such information is published or becomes generally known; or
               (d) is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the Disclosing Party or its Affiliates; or
               (e) is reasonably determined to be required to be disclosed by the Receiving Party or its Affiliates to comply with applicable securities or other laws, to defend or prosecute litigation or to comply with governmental regulations, provided that, the Receiving Party or its Affiliates uses all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party or its Affiliates and to take reasonable and lawful actions to not be required to disclose and/or minimize the degree of such disclosure.
               (f) is disclosed to a Party’s financial sources or potential acquirors of its stock or assets (directly or indirectly) so long as, with respect to a potential purchase the potential acquirer or financial source executes a confidentiality agreement which is at least as restrictive as the provisions of this Article 15 (with the exception of the term of the obligations set forth in this Article 15, which shall be at least [*] years).
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     15.3 Exceptions. The restrictions set forth in this Article 15 shall not prevent either Party from (i) preparing, filing, prosecuting or maintaining a patent application or its resulting patents related to a Product or Memory Product in accordance with the terms of this Agreement or (ii) disclosing Confidential Information to governmental agencies to the extent required or desirable to secure Regulatory Approvals for a Product or Memory Product.
     15.4 Publications. During the Agreement Term, the following provisions set forth in subsections (a) and (b) below shall apply with respect to the disclosure in scientific journals, publications or scientific presentations by any Party relating to any scientific work relating to NPS Compounds, and in the case of Memory Compounds the provisions of subsection (c) set forth below shall apply:
               (a) A Party (the “Publishing Party”) shall provide the other Party with a copy of any proposed publication relating to the work performed and/or the results achieved in the conduct of the development of a NPS Compound at least [*] days prior to submission for publication so as to provide such other Party an opportunity to recommend any changes it reasonably believes are necessary to preserve the Confidential Information belonging in whole or in part to such other Party, and the incorporation of such recommended changes shall not be unreasonably refused;
               (b) If such other Party in writing notifies (“Notice”) the Publishing Party, within [*] days of receipt of the copy of the proposed publication, that such publication in its reasonable judgment (i) contains an Invention for which the other Party reasonably desires patent protection or (ii) disclosure to competitors could reasonably be expected to have a material adverse effect on the commercial value of any Confidential Information, the Publishing Party shall prevent such publication or delay such publication for a mutually agreeable period of time. In the case of Inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) or application(s) on the Invention, and in no event less than [*] days from the date of Notice.
               (c) Memory solely shall initiate all proposed publications relating to the work performed and/or the results achieved in the conduct of the development of a Memory Compound, will provide NPS with a copy of such proposed publication at least [*] days prior to the submission of the publication, and shall reasonably consider comments by NPS before disclosure.
ARTICLE 16
TERM AND TERMINATION
     16.1 Agreement Term. The Agreement Term shall commence on the Effective Date and end, unless earlier terminated upon the mutual agreement of the Parties or in accordance with the provisions of this Article 16, on the date of expiration of all royalty and other payment obligations (the “Expiration Date”) under this Agreement. Upon the occurrence of the Expiration Date, the license granted under this Agreement to make, have made, use, have used, offer for sale, sell, import, export, register and/or market Products and/or Memory Products shall be fully paid-up.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     16.2 Termination for Breach. Each Party (“Non-Breaching Party”) shall be entitled to terminate this Agreement by written notice to the other Party (“Breaching Party”) in the event that the Breaching Party is in default of any of its material obligations hereunder (other than a default by Memory of its obligations pursuant to Article 3 hereof, which shall be governed solely by Section 16.3(e) below) and fails to remedy such default within [*] days ([*]) days for payment defaults) after provision of written notice thereof by the Non-Breaching Party. Any such notice shall specifically state that the Non-Breaching Party intends to or reserves the right to terminate this Agreement in the event that the Breaching Party shall fail to timely remedy the default.
          The effective date of termination under this Section for breach of a material obligation shall be the date [*] days after provision of written notice thereof by the Non-Breaching Party.
          In the event Memory does not pay any full payment by reason of a good faith dispute as to whether such payment is due pursuant to the terms of this Agreement, NPS shall not have the right to terminate this Agreement as a result of such nonpayment until resolution of the dispute pursuant to Article 17.
     16.3 NPS’s Right to Terminate.
               (a) Intentionally Omitted.
               (b) Intentionally Omitted.
               (c) Intentionally Omitted.
               (d) Intentionally Omitted.
               (e) In the event that both Memory is in default of Article 3 hereof and Memory fails to remedy such default and failure within [*] after provision of written notice thereof by NPS, then NPS shall have the unilateral right to terminate the Agreement [*]. The effective date of termination shall be [*] days after [*].
     16.4 Memory’s Right to Terminate. In the event that Memory determines it has a scientific and/or technical problem relating to the development and/or Regulatory Approval of NPS Compound, Memory Compound, Product and/or Memory Product, or an economic and/or business problem relating to the development, Regulatory Approval, and/or marketing of any NPS Compound, Memory Compound, Product and/or Memory Product, Memory shall have the unilateral right to terminate this Agreement upon written notice to NPS. The effective date of termination will be [*] days after provision of written notice by Memory.
     16.5 Consequences of Termination. Upon any termination of this Agreement in its entirety pursuant to Sections 16.1—16.4, or termination of this Agreement by NPS in its entirety, the rights and licenses of any kind or nature granted by NPS to Memory under this Agreement shall terminate on the effective date of termination. In the event of any such termination, the following shall apply:
[*] CONFIDENTIAL TREATMENT IS REQUESTED

               (a) Memory shall, upon NPS’s written request, assign and transfer to NPS, or its Affiliates as requested by NPS, at no expense to NPS, or its Affiliates, and free of any liens, pledges or security interests other than those incurred in the commercialization of the Product, all of Memory’s right, title and interest in and to (i) all trademarks and trademark applications used or intended for use specifically for the relevant Product(s), (ii) all regulatory filings (such as INDs and drug master files), Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for the relevant Product(s), and (iii) all data, including clinical data, materials and information of any kind or nature whatsoever, in Memory’s possession or in the possession of its Affiliates or sub-licensees, or its or their respective agents, related to the relevant Product(s), (iv) all rights relating to the infringement of NPS Patent Rights, related to the relevant Product(s) and (v) all patents/patent applications filed, owned or controlled by Memory, its Affiliates or sublicensees Covering the Product(s). Without limiting the generality of the preceding sentence, NPS shall, upon such transfer, have the right to disclose such filings, approvals and data to (i) governmental agencies of the country or region to the extent required or desirable to secure government approval for the development, manufacturing, marketing or sale of Product in the country or region, (ii) Third Parties acting on behalf of NPS, its Affiliates or sublicensees, to the extent reasonably necessary or desirable for the development, manufacture, marketing or sale of Product in the country or region, and (iii) Third Parties to the extent reasonably necessary or desirable to develop, manufacture, market, or sell Product in the country or region. All such filings, approvals, patents/patent applications, proceedings, rights and data transferred to NPS pursuant to this Section 16.5 shall be deemed to be NPS Confidential Information.
               (b) Upon NPS’s written request, Memory shall supply, or cause to be supplied, to NPS, its Affiliates or its licensee’s the clinical and/or commercial supplies of Product(s), pursuant to a supply agreement to be negotiated in good faith by the Parties, provided that (i) such requirements shall be supplied to NPS, its Affiliates or its licensee at Memory’s direct manufacturing costs and allocation of manufacturing overhead, and (ii) Memory’s supply obligation shall not continue for more than [*] after such termination, and (iii) Memory shall maintain the same Product(s) quality and specifications as immediately prior to notice of termination, and (iv) as to other terms, such agreement shall be reasonably consistent with Memory’s other arm’s length supply agreements, and (v) NPS shall use reasonable best efforts to effect a transfer as soon as practicable of Product(s) manufacturing activities from Memory to another supplier. In addition, Memory shall also transfer to NPS and its designated supplier a manufacturing transfer package that will enable NPS or such designated supplier to manufacture the Product(s) in a timely manner.
               (c) Subject to Section 16.5(d), in the event any NPS Compound or Product is commercialized by NPS or its licensee, which NPS Compound or Product has completed [*], then NPS shall pay a Royalty on Net Sales of Products of [*] for the longer of [*] years from first Launch or end of patent protection in a country. Thereafter, the license is fully paid up and irrevocable.
               (d) In the event any NPS Compound or Product is commercialized by NPS or its licensee, which NPS Compound or Product has completed [*], in lieu of the amount set forth in Section 16.5(c), then NPS shall pay a Royalty on Net Sales of Products of [*] for the
[*] CONFIDENTIAL TREATMENT IS REQUESTED

longer of [*] years from first Launch or end of patent protection in a country. Thereafter, the license is fully paid up and irrevocable.
               (e) If, upon termination of this Agreement by NPS pursuant to Section 16.3, NPS notifies Memory in writing that NPS desires to obtain a license with respect to the Memory Compounds, NPS shall have the right to negotiate with Memory for not more than [*] days the right to obtain such license, provided that Memory’s only obligation shall be to negotiate in good faith (but, by example, not to reach agreement).
               (f) Memory shall take prompt actions, including the execution of such instruments, agreements and documents, as are necessary or desirable to effect its obligations described in Sections 16.(4)(a) and (b). It is agreed such transfers and actions shall be completed in a manner that will permit NPS to continue without interruption the business of developing, manufacturing, marketing and selling the Product(s).
     16.6 Royalty and Payment Obligations. Termination of this Agreement by either Party for any reason will not release a Party from any obligation to pay royalties or make any payments, which were accrued prior to the effective date of termination (including for sales made and events achieved under Article 4, prior to the date of termination). However, except as specifically provided in the immediately following sentence, termination of this Agreement by either Party for any reason will release a Party from any obligation to pay royalties or make any payments, which would have otherwise become accrued after the effective date of termination. Solely upon termination by NPS of this Agreement pursuant to Section 16.2 or Section 16.3 or by Memory of this Agreement pursuant to Section 16.4, Memory’s obligation to make royalty payments with respect to Memory Products (but not, for the avoidance of doubt, with respect to Products) which would have otherwise terminated from and after the effective date of termination pursuant to Section 16.2, Section 16.3 or Section 16.4, as the case may be, shall continue as provided in the Agreement.
     16.7 Survival of Obligations. Section 2.2(d), Article 6 (except for Section 6.2), Section 13.1, Section 13.7, Article 15, Section 16.5, Section 16.6, Section 16.7, Article 17, Article 18, and any definitions used in such Section of Article, shall survive the termination of this Agreement in its entirety.
ARTICLE 17
ARBITRATION
Any dispute, controversy or claim (“Dispute”) arising out of or in relation to this Agreement, or the breach, termination or invalidity thereof, that cannot be settled amicably by the Parties after a good faith discussion to resolve the Dispute by the appropriate officers of the Parties, shall be submitted by either Party to arbitration conducted in accordance with the rules then in effect of the American Arbitration Association (“AAA”). Arbitration shall take place in Newark, New Jersey and shall be conducted by three (3) arbitrators, one of whom shall be designated by each Party, and the third selected by the other two (2) arbitrators, all within the time limits established by the then existing rules of the AAA. If the two (2) designated arbitrators are unable to agree upon a third arbitrator by two (2) months after submission of the matter to arbitration, the AAA shall select such third arbitrator within three (3) months of such original submission. The written
[*] CONFIDENTIAL TREATMENT IS REQUESTED

decision of the arbitrators shall be made within one (1) year of the selection of the third arbitrator and shall be final and binding on the parties and may be enforced in any court having jurisdiction over the Parties or their current assets. The award rendered by the arbitrators shall include the cost of arbitration, reasonable attorneys’ fees and reasonable costs for expert and other witnesses, and in the event of a termination a transition procedure, including the performance of transition services by Memory, so as to maintain the value of the assets being transferred to NPS and, to the extent contemplated by Section 16.5, permit NPS to conduct the business being transferred to it. The parties shall be entitled to discovery as provided in the Federal Rules of Civil Procedure. If the issues in dispute involve scientific or technical matters, at least one of the arbitrators chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the Field and pharmaceutical drug development. Notwithstanding the preceding provisions of this Article 17, with respect to any breach or threatened breach of this Agreement of Section 15.1, 16.2 or any other provision where a Party would not be appropriately compensated by the payment of money, a party has a right to seek injunctive relief from any court of competent jurisdiction to enjoin such breach or threatened breach and/or to seek specific performance.
In the event of a Dispute, a Party shall have no right to toll or delay any obligation in this Agreement unrelated to the Dispute as a result of the Dispute. By way of example, if Memory owes NPS $2,000,000 and claims a $1,000,000 payment is not due by reason of breach of NPS, then Memory shall pay the $2,000,000, and the parties will resolve such $1,000,000 Dispute pursuant to Article 17.
ARTICLE 18
MISCELLANEOUS
     18.1 Indemnification.
               (a) Memory agrees to defend NPS and the other NPS Indemnified Parties at Memory’s cost and expense, and will indemnify and hold NPS and its directors, officers, employees and agents (the “NPS Indemnified Parties”) harmless from and against any claims, losses, costs, damages, fees or expenses arising out of or otherwise relating to (i) activities of Memory and its Affiliates or sublicensees in the conduct of the License, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any Product by Memory, its Affiliates or sublicensees, and each of their distributors, representatives or anyone in privity therewith, or (iii) the gross negligence or willful misconduct of Memory, its Affiliates, sublicensees, distributors, representatives or anyone in privity therewith. In the event of any such claim against the NPS Indemnified Parties by a Third Party, NPS shall promptly notify Memory in writing of the claim (provided that any failure or delay to notify shall not excuse any obligations of Memory except to the extent Memory is actually prejudiced thereby) and Memory shall solely manage and control, at its sole expense, the defense of the claim and its settlement provided further that Memory shall not settle any such claim, if such settlement may have an adverse effect on NPS, without the prior written consent of NPS, which consent shall not be unreasonably withheld. The NPS Indemnified Parties shall cooperate with Memory and may, at their option and expense, be represented in any such action or proceeding. Memory shall not be
[*] CONFIDENTIAL TREATMENT IS REQUESTED

liable for any litigation costs or expenses incurred by the NPS Indemnified Parties without Memory’s written authorization.
               (b) NPS agrees to defend Memory and the other Memory Indemnified Parties at NPS’s cost and expense, and will indemnify and hold Memory and its directors, officers, employees and agents (the “Memory Indemnified Parties”) harmless from and against any claims, losses, costs, damages, fees and expenses arising out of any claim, arising out of or otherwise relating to (i) activities of NPS in the conduct of the License, (ii) the development, manufacture, use, offer for sale, sale or other disposition of any Product by NPS, its Affiliates, licensees other than Memory, sublicensees and each of their distributors, representatives or anyone in privity therewith, and (iii) the gross negligence or willful misconduct of NPS, its Affiliates, licensees, distributors, representatives or anyone in privity therewith. In the event of any such claim against the Memory Indemnified Parties by an Independent Third Party, Memory shall promptly notify NPS in writing of the claim (provided that any failure or delay to notify shall not excuse any obligation of NPS except to the extent NPS is actually prejudiced thereby) and NPS shall solely manage and control, at its sole expense, the defense of the claim and its settlement provided further that NPS shall not settle any such claim if such settlement may have an adverse effect on Memory without the prior written consent of Memory, which consent shall not be unreasonably withheld. The Memory Indemnified Parties shall cooperate with NPS and may, at their option and expense, be represented in any such action or proceeding. NPS shall not be liable for any litigation costs or expenses incurred by the Memory Indemnified Parties without NPS’s written authorization.
     18.2 Each Party shall to the extent consistent with applicable laws and regulations limit the disclosure of the financial terms set forth in this Agreement (such as by requesting confidential treatment of such terms in documents required to be filed with the US Securities and Exchange Commission). Neither Party shall originate any publicity, news release, or other public announcement (with the exception of disclosures in scientific journals, publications, or scientific presentations that will be controlled by Section 15.4), written or oral, relating to this Agreement (including without limitation, the terms of this Agreement) without the prior approval of the other Party (such approval not to be unreasonably withheld) except solely to the extent a Party reasonably believes same is otherwise required by law. In the event prior approval is not provided within [*] days of notice of the publicity, the Party originating the publicity may proceed with the publicity.
     18.3 Force Majeure. Neither Party to this Agreement shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party, but such force majeure shall toll any and all obligations and time periods for so long as such force majeure continues.
     18.4 Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by NPS to Memory are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, US Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. Unless Memory elects to terminate this Agreement under Article 16, the Parties agree that Memory, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise
[*] CONFIDENTIAL TREATMENT IS REQUESTED

all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.
     18.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of New Jersey without giving effect to principles of conflicts of law.
     18.6 Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.
     18.7 Notices. Any notice or other communication in connection with this Agreement must be in writing and may be given by any of the following methods: (i) personal delivery against a signed receipt; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) by overnight delivery service which obtains a signed receipt. Notice shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a written notice actually received by the addresser.
     If to Memory:
               Memory Pharmaceuticals Corp.
               100 Philips Parkway
               Montvale, New Jersey 07645
               Attn: Head of Business Development
     and
               Sills Cummis Epstein & Gross P.C.
               One Riverfront Plaza
               Newark, New Jersey 07102
               Attn: Ira A. Rosenberg, Esq.
     If to NPS:
               NPS Pharmaceuticals, Inc.
               Morris Corporate Center 1
               4th Floor, Building 8
               300 Interpace Parkway
               Parsippany, New Jersey 07054
               Attn: Head of Business Development
     and
               NPS Pharmaceuticals, Inc.
               Morris Corporate Center 1
               4th Floor, Building 8
               300 Interpace Parkway
[*] CONFIDENTIAL TREATMENT IS REQUESTED

               Parsippany, New Jersey 07054
               Attn: General Counsel
     18.8 No Agency. Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party. Each Party shall be an independent contractor, not an employee or partner of the other Party. Each Party shall be responsible for the conduct of activities at its own facilities and for any liabilities resulting therefrom. Neither Party shall be responsible for the acts or omissions of the other Party, and neither Party will have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.
     18.9 Entire Agreement. This Agreement and the Schedules hereto (which Schedules are deemed to be a part of this Agreement for all purposes) contain the full understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings relating thereto. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties.
     18.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
     18.11 Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose. During the period of such negotiation, and thereafter if no substituted provision is agreed upon, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by law.
     18.12 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, except to an Affiliate of the assigning Party or to any other party who acquires all or substantially all of the pharmaceutical business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement.
     18.13 Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns under Section 18.12.
     18.14 Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with international accounting standards (“IAS”), as in effect from time to time. Unless the context otherwise requires, countries shall include territories.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     18.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of such together shall constitute one and the same instrument.
[*] CONFIDENTIAL TREATMENT IS REQUESTED

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the dates below written.

NPS ALLELIX CORP.		MEMORY PHARMACEUTICALS CORP.

By:	/s/ N. Anthony Coles	By:	/s/ James R. Sulat

	Title: President & CEO		Title: President & CEO
[*] CONFIDENTIAL TREATMENT IS REQUESTED

Schedule A
MEMORY COMPOUNDS
[*]
[*] CONFIDENTIAL TREATMENT IS REQUESTED

Schedule B
MEMORY PATENT RIGHTS
[*]
[*] CONFIDENTIAL TREATMENT IS REQUESTED

Schedule C
NPS COMPOUNDS
[*]
[*] CONFIDENTIAL TREATMENT IS REQUESTED

Schedule D
NPS PATENT RIGHTS
[*]
[*] CONFIDENTIAL TREATMENT IS REQUESTED